Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Equity Incentive Plan, 2015 Employee Stock Purchase Plan and Officer and Director Share Purchase Plan of Avinger, Inc. of our report dated March 14, 2017, except for the Reverse Stock Split paragraph in Note 16, as to which the date is February 9, 2018, with respect to the financial statements and schedule of Avinger, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

August 28, 2018